Exhibit 10.10

SERVICES AGREEMENT

by and between

MORGAN STANLEY

and

MSCI INC.

Dated as of [                    ], 2007

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE 2
PURCHASE AND SALE OF SERVICES

Section 2.01.	Purchase and Sale of Services	6
Section 2.02.	Subsidiaries	6
Section 2.03.	Additional Services	6
Section 2.04.	Services Provided by MSCI	7
Section 2.05.	Third Party Services, Licenses and Consents	7

ARTICLE 3
SERVICE COSTS; OTHER CHARGES

Section 3.01.	Service Costs Generally	7
Section 3.02.	Taxes	8
Section 3.03.	Invoicing and Settlement of Costs	8

ARTICLE 4
THE SERVICES

Section 4.01.	Standards of Service	9
Section 4.02.	Changes to the Services	9
Section 4.03.	Management of Services By Morgan Stanley	10
Section 4.04.	Operating Committee	10
Section 4.05.	Disaster Recovery and BCP	10
Section 4.06.	Notice of Certain Matters	11

ARTICLE 5
DISCLAIMER, LIABILITY AND INDEMNIFICATION

Section 5.01.	EXCLUSION OF WARRANTIES	11
Section 5.02.	Limitation of Liability	12
Section 5.03.	Indemnification of Morgan Stanley by MSCI	13
Section 5.04.	Indemnification of MSCI by Morgan Stanley	13
Section 5.05.	Taxes	13
Section 5.06.	Indemnification as Exclusive Remedy	14
Section 5.07.	Conduct of Proceedings	14

i

ii

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of [                    ], 2007 by and between Morgan Stanley, a Delaware corporation (“Morgan Stanley”), and MSCI Inc., a Delaware corporation (“MSCI”).

RECITALS

WHEREAS, MSCI is preparing to issue a certain amount of its Class A Common Stock (as defined below) to the public in an initial public offering (the “MSCI IPO”); and

WHEREAS, Morgan Stanley has heretofore directly or indirectly provided certain services to MSCI Group (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Morgan Stanley and MSCI, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Actions” has the meaning set forth in Section 5.03.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided that for purposes of this Agreement, any Person who was a member of both Groups prior to the MSCI IPO shall be deemed to be an Affiliate only of the Group of which such Person is a member following the MSCI IPO. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Any contrary provision of this Agreement notwithstanding, members of the Morgan Stanley Group, on the one hand, and members of the MSCI Group, on the other hand, shall not be deemed to be Affiliates of the other.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Baseline Period” means the twelve months prior to the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group of Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 50% or more of the Total Voting Power of MSCI (ii) any merger, consolidation or other business combination of MSCI or a Subsidiary of MSCI with any Person after giving effect to which (x) the shareholders of MSCI immediately prior to such transaction do not own at least 50% of the Total Voting Power of the ultimate parent entity of the parties to such transaction or (y) individuals who were directors of MSCI immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity; or (iii) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of MSCI.

“Class A Common Stock” means the Class A Common Stock of MSCI, having a par value of $0.01 per share.

“Class B Common Stock” means the Class B Common Stock of MSCI, having a par value of $0.01 per share.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Confidential Information” has the meaning set forth in Section 7.01.

“Data Protection Laws” means the European Commission Data Protection Directive (95/46/EC) or Data Protection Act 1988 or any implementing or related legislation of any member state in the European Economic Area.

“force majeure” has the meaning set forth in Section 8.04.

“Fully Loaded Cost” means all costs (other than Senior Management Overhead which will be allocated separately to MSCI as set forth in Section 3.01) of providing any Service, including all out-of-pocket costs, expenses and any related overhead.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their Affiliates).

“Group” means the MSCI Group or Morgan Stanley Group as applicable.

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Indemnifying Party” has the meaning set forth in Section 5.07(a).

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“Invoice Date” has the meaning set forth in Section 3.03(a).

“IPO Date” means the date of completion of the initial sale of MSCI Class A Common Stock in the MSCI IPO.

“Morgan Stanley” has the meaning set forth in the recitals hereto.

“Morgan Stanley Entity” means any member of the Morgan Stanley Group.

“Morgan Stanley Group” means Morgan Stanley and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the MSCI Group) as of and after the IPO Date.

“Morgan Stanley Indemnified Person” has the meaning set forth in Section 5.02(a).

“Morgan Stanley Systems” means any computer software program or routine or part thereof owned, licensed or provided by any Morgan Stanley Entity or its suppliers on any Morgan Stanley Entity’s behalf, each as modified, maintained or enhanced from time to time by any Morgan Stanley Entity, any MSCI Entity or any third party.

“MSCI” has the meaning set forth in the recitals hereto.

“MSCI Entity” means any member of the MSCI Group.

“MSCI Group” means MSCI and its Subsidiaries as of and after the IPO Date.

“MSCI Indemnified Person” has the meaning set forth in Section 4.06.

“MSCI IPO” has the meaning set forth in the recitals hereto.

“MSCI Services” has the meaning as set forth in Section 2.04.

“MSCI Systems” means any computer software program or routine or part thereof owned, licensed or provided by any MSCI Entity or its suppliers on any MSCI Entity’s behalf, each as modified, maintained or enhanced from time to time by any MSCI Entity, any Morgan Stanley Entity or any third party.

“Non-Compliance Notice” has the meaning set forth in Section 4.06.

“Operating Committee” has the meaning set forth in Section 4.04(a).

“Payer” has the meaning set forth in Section 3.02(c).

“Payee” has the meaning set forth in Section 3.02(c).

“Payment Date” has the meaning set forth in Section 3.03(c).

“Person” means individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Personal Information” means personally identifiable information as defined under applicable Data Protection Laws of either party which the other party receives or to which the other party otherwise has access.

“Post-Trigger Costs” has the meaning set forth in Section 3.01(b).

“Pre-Trigger Costs” has the meaning set forth in Section 3.01(a).

“Schedule” means a Schedule attached hereto forming part of this Agreement and “Schedules” shall have a corresponding meaning.

“Senior Management Overhead” means the portion of compensation-related expenses for Morgan Stanley senior executives as allocated to MSCI.

“Service Costs” has the meaning set forth in Section 3.01(b).

“Services” has the meaning set forth in Section 2.01(a).

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that for the purposes of Sections 2.02, 2.03 and 4.01, such meaning shall be limited to those Subsidiaries of a Person as at the IPO Date only and any Subsidiaries formed in connection with any internal reorganization of such Person.

“Supplier” has the meaning set forth in Section 3.02(b).

“Supply Recipient” has the meaning set forth in Section 3.02(b).

“Systems” means the Morgan Stanley Systems or the MSCI Systems, individually, or the Morgan Stanley Systems and the MSCI Systems, collectively, as the context may indicate or require.

“Tax” means any tax, levy, impost, duty or other similar charge (including any penalty or interest payable in connection with any failure to pay or delay in paying the same).

“Third Party Action” has the meaning set forth in Section 5.06.

“Total Voting Power” means, with respect to any Person, the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

“Trigger Date” means the date upon which Morgan Stanley shall cease to own more than 50% of the issued and outstanding shares of Common Stock.

“UK Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended or superseded from time to time.

“VAT” means value added tax and any tax of a similar nature imposed under the laws of any jurisdiction.

ARTICLE 2

PURCHASE AND SALE OF SERVICES

Section 2.01. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, Morgan Stanley agrees to provide MSCI, or procure the provision to MSCI of, and MSCI agrees to purchase from Morgan Stanley, the services (the “Services”) as set forth on the Schedules or as may be otherwise agreed in writing by the parties from time to time.

(b) Morgan Stanley and MSCI agree to discuss in good faith at or prior to the Trigger Date (i) which Services can and should be discontinued in light of the circumstances at such time and (ii) which Schedules for any continuing Services shall be restated to reflect agreed final arrangements between the parties; provided that in no event shall any Service continue for more than twelve months after the Trigger Date.

Section 2.02. Subsidiaries. It is understood that (i) the Services to be provided to MSCI under this Agreement shall, at MSCI’s request, be provided to any Person that is a Subsidiary of MSCI and (ii) Morgan Stanley may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of MSCI, MSCI agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services pursuant to this Agreement.

Section 2.03. Additional Services. Except for the Services expressly contemplated to be provided in accordance with Section 2.01, this Section 2.03 and Section 6.03(c), Morgan Stanley shall have no obligation under this Agreement to provide any services to the MSCI Group. Morgan Stanley agrees to (i) consider in good faith (but shall have no obligation to accept) any requests by MSCI for the provision of any continued or additional services that MSCI considers are reasonably necessary to accommodate normal growth in MSCI’s business and (ii) use reasonable efforts in good faith to provide continued or additional services that MSCI considers are reasonably necessary to transfer responsibility for the provision of any Services from Morgan Stanley to MSCI or any third party as MSCI may designate during the term of this Agreement, and upon termination or expiration of any Service or of this Agreement, including as to data migration. Any such continued or additional services will be on such terms and conditions (including pricing) as the parties shall mutually agree.

Section 2.04. Services Provided by MSCI. If it is reasonably necessary for MSCI to provide any services or resources to Morgan Stanley or any third party regarding any aspect of the MSCI Group business or Services (the “MSCI Services”) so that Morgan Stanley, any Subsidiary of Morgan Stanley or third party provider may provide the Services hereunder, MSCI shall provide such services or resources (i) in a timely and effective manner; (ii) without cost to Morgan Stanley, any Subsidiary of Morgan Stanley or any third party; and (iii) in a manner that ensures that the nature, quality and standard of care of the MSCI Services provided shall be substantially the same as have been provided by the MSCI Group’s business during the Baseline Period.

Section 2.05. Third Party Services, Licenses and Consents. Morgan Stanley and MSCI shall use commercially reasonable efforts to obtain and maintain all governmental or third party services, licenses and consents required for the provision of any Service by Morgan Stanley in accordance with the terms of this Agreement; provided that the costs relating to obtaining any such services, licenses or consents, to the extent attributable to the performance of the Services, shall be borne by MSCI; provided further that Morgan Stanley shall not be required to provide such Service (x) unless and until the required services, licenses and/or consents have been obtained or (y) in the event the required services, licenses and/or consents are terminated or revoked.

ARTICLE 3

SERVICE COSTS; OTHER CHARGES

Section 3.01. Service Costs Generally. Unless any Schedule hereto indicates otherwise or the parties shall agree in writing to a different arrangement for each Service provided hereunder, MSCI shall pay to Morgan Stanley:

(a) Prior to the Trigger Date, MSCI will continue to be allocated (i) Fully Loaded Costs for any Services it continues to receive from Morgan Stanley and (ii) its share of Senior Management Overhead, in each case applying the same methodology used by Morgan Stanley prior to the MSCI IPO (the “Pre-Trigger Costs”); and

(b) After the Trigger Date, MSCI will pay an amount (the “Post-Trigger Costs” and, together with the Pre-Trigger Costs, the “Service Costs”), reasonably agreed by the parties, for any Services it continues to receive from Morgan Stanley, that will be not less than the Fully Loaded Costs charged or allocated to MSCI immediately prior to the Trigger Date. In addition, after the Trigger Date, Senior Management Overhead will no longer be charged or allocated to MSCI as part of the Services Costs.

Section 3.02. Taxes. (a) MSCI shall pay all applicable sales or use taxes incurred with respect to provision of the Services. These taxes shall be incremental to other payments or charges identified in this Agreement.

(b) All amounts to be paid under this Agreement shall be exclusive of VAT, if any. Where, under this Agreement, any person (the “Supplier”) makes or is deemed to make a supply to another person (the “Supply Recipient”) for VAT purposes and VAT is or becomes chargeable in respect of such supply, the Supply Recipient shall pay to the Supplier an amount equal to such VAT: (i) where the consideration for such supply consists wholly of money, at the same time as paying such consideration; or (ii) where the consideration does not consist wholly of money, on or before the later of the date which is 30 days after the date on which such VAT is demanded in writing or when the supply is made; provided that the Supply Recipient shall first have received a proper VAT invoice in respect of such supply, addressed directly to the appropriate MSCI Entity that is in receipt of such supply.

(c) Where this Agreement requires any party (the “Payer”) to reimburse another party (the “Payee”) for any costs or expenses, the Payer shall also at the same time pay and indemnify the Payee against all VAT incurred by the Payee in respect of the costs or expenses to the extent that the Payee determines that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to credit or repayment from the relevant tax authority in respect of VAT.

(d) All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the amount of the payment due from the party required to make such payment (other than amounts of interest) shall be increased to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

Section 3.03. Invoicing and Settlement of Costs. (a) Prior to the Trigger Date, Morgan Stanley shall continue to allocate costs to MSCI based upon its method of allocating costs immediately prior to the MSCI IPO.

(b) After the Trigger Date, unless any Schedule hereto indicates otherwise or the parties shall agree in writing to a different arrangement, Morgan Stanley shall invoice or notify in writing on a monthly basis (not later than the 15th day of each month) an officer of MSCI designated by MSCI from time to time for such purpose (the date of delivery of such invoice being referred to herein as the “Invoice Date”).

(c) MSCI agrees to pay on or before the date (each, a “Payment Date”) that is 45 days after the Invoice Date by wire transfer of immediately available funds payable to the order of Morgan Stanley all amounts invoiced by Morgan

Stanley pursuant to Section 3.03(b). If MSCI fails to pay any monthly payment on or before the relevant Payment Date, MSCI shall be obligated to pay, in addition to the amount due on such Payment Date, to the extent permitted by Applicable Law, interest on such amount at the rate of 6% per annum compounded monthly from the relevant Payment Date through the date of payment.

ARTICLE 4

THE SERVICES

Section 4.01. Standards of Service. (a) The level or volume of any specific Service required to be provided to MSCI hereunder shall not materially exceed the level or volume of such Service as historically utilized by the MSCI Group during the Baseline Period. In providing any Service, Morgan Stanley shall have no obligation to allocate human, equipment or other resources materially in excess of the level of resources historically allocated to the provision to the MSCI Group of such Service by Morgan Stanley during the Baseline Period.

(b) The manner, nature, quality and standard of care applicable to the delivery by Morgan Stanley of any Service hereunder shall be (i) substantially the same as that of similar services which Morgan Stanley provides from time to time throughout its business, or (ii) in the case of a Service that Morgan Stanley has not provided in the past, substantially the same as that of similar services provided by similarly situated financial institutions.

(c) Morgan Stanley agrees that all Services it provides or causes to be provided will be provided in compliance with Applicable Law.

(d) After the Trigger Date, if any member of the MSCI Group shall purchase, lease or otherwise acquire any business, assets or properties or rights in respect thereof, Morgan Stanley shall have no obligation to provide any Services hereunder in respect of such acquired business, assets or properties.

Section 4.02. Changes to the Services. It is understood and agreed that Morgan Stanley may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to MSCI to the extent Morgan Stanley is making a similar change in the performance of such services for the Morgan Stanley Group; provided that any such modification, change or enhancement will not reasonably be expected to have a material adverse effect on such Service. Morgan Stanley shall furnish to MSCI substantially the same notice (in content and timing), if any, as Morgan Stanley furnishes to its own organization with respect to such modifications, changes or enhancements. Any incremental expense incurred by Morgan Stanley in making any such modification, change or enhancement to the Services performed hereunder or in providing such Services on an ongoing basis shall be taken into account in the calculation of Service Costs as contemplated by Section 3.01.

Section 4.03. Management of Services By Morgan Stanley. Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Morgan Stanley shall reside solely with Morgan Stanley and notwithstanding anything to the contrary Morgan Stanley shall be permitted to choose the methodology, systems and applications it utilizes in the provision of such Services. The provision, use of and access to the Services shall be subject to (i) any technical and operational changes that may be required to manage any restrictions imposed by Morgan Stanley in respect of data access; (ii) Morgan Stanley’s business, operational and technical environment, standards, policies and procedures as may be modified from time to time; (iii) any MSCI Services and/or other third party services, resources or dependencies; (iv) any Applicable Law; and (v) the terms of this Agreement.

Section 4.04. Operating Committee. (a) The parties shall use an operating committee (the “Operating Committee”) to implement the terms of this Agreement. Each of Morgan Stanley and MSCI shall appoint an equal number of employees to the Operating Committee, such number to be as Morgan Stanley and MSCI shall agree as appropriate from time to time. The Operating Committee will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties. Each of the parties shall have the right to replace one or more of its Operating Committee members at any time with employees or officers with comparable knowledge, expertise and decision-making authority.

(b) The Operating Committee shall act by a majority vote of its members. If the Operating Committee fails to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matter shall be referred to a senior officer of each of Morgan Stanley and MSCI notified to the other party for such purpose from time to time, who shall attempt in good faith within a period of 14 days to conclusively resolve any such matter.

(c) During the term of this Agreement, the full Operating Committee shall meet at such times as it considers appropriate. Meetings of the Operating Committee may be in person or via teleconference and shall be convened and held in accordance with such procedures as the Operating Committee may determine from time to time.

Section 4.05. Disaster Recovery and BCP. Each party will maintain and operate and shall use reasonable efforts to ensure that all material subcontractors shall maintain and operate contingency, business continuity and disaster recovery facilities and procedures for the purposes of performing its obligations under this Agreement consistent with the facilities and procedures maintained and operated by such party in respect of its business generally.

Section 4.06. Notice of Certain Matters. If MSCI at any time believes that Morgan Stanley is not in full compliance with its obligations under Sections 4.01(a), 4.01(b) or 4.01(c), MSCI shall so notify Morgan Stanley in writing of such possible non-compliance by Morgan Stanley. Such notice (a “Non-Compliance Notice”) shall set forth in reasonable detail the basis for MSCI’s belief as well as MSCI’s view as to the steps to be taken by Morgan Stanley to address the possible non-compliance. For the 30 days after receipt of such a notice, the members of the Operating Committee (or, if so determined by them, other representatives of Morgan Stanley and MSCI) shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. In the event such matters are not resolved through such discussions, the matter shall be referred for resolution as contemplated by Section 4.04(b). If such matters are not resolved pursuant to Section 4.04(b), MSCI may elect, by notice delivered within 14 days following completion of the time period contemplated by Section 4.04(b), to terminate Morgan Stanley’s obligation to provide or procure, and its obligation to purchase, the Service or Services referred to in its Non-Compliance Notice in accordance with Section 6.02. In the event such matters are resolved through such discussions or, notwithstanding the failure to resolve such matters MSCI does not elect to terminate such Service or Services within such 14-day period, MSCI shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to same or any substantially similar matter so long as, in the event of a resolution, Morgan Stanley complies in all material respects with the terms of such resolution. In no event shall any termination of any Service or Services pursuant to this Section 4.06 limit or affect MSCI’s right to seek remedies in respect of any breach by Morgan Stanley of any of its obligations under this Agreement prior to such termination, subject to the limitations set forth in Article 5.

ARTICLE 5

DISCLAIMER, LIABILITY AND INDEMNIFICATION

Section 5.01. EXCLUSION OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND MORGAN STANLEY EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.02. Limitation of Liability. (a) MSCI agrees that none of the members of the Morgan Stanley Group and their respective directors, officers, agents and employees (each, a “Morgan Stanley Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any MSCI Entity or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Morgan Stanley Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of Morgan Stanley Indemnified Person in connection with any such Services or transactions, except to the extent any damages have been finally determined by a court of competent jurisdiction to have resulted from such Morgan Stanley Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b) Notwithstanding the provisions of Section 5.02(a), none of the members of the Morgan Stanley Group shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Morgan Stanley’s obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability or otherwise; and (iv) regardless of whether such damages are foreseeable or whether any member of the Morgan Stanley Group has been advised of the possibility of such damages.

(c) None of the members of the MSCI Group shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform MSCI’s obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of Services of any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability or otherwise; and (iv) regardless of whether such damages are foreseeable or whether any member of the MSCI Group has been advised of the possibility of such damages.

(d) None of the members of the Morgan Stanley Group shall have any liability to any MSCI Entity or any other Person for failure to perform Morgan Stanley’s obligations under this Agreement or otherwise, where such failure to perform is not caused by the gross negligence or willful misconduct of the Morgan Stanley Entity providing such Services and such failure to perform similarly affects the Morgan Stanley Group receiving such Services and does not have a disproportionately adverse effect on the MSCI Group, taken as a whole.

(e) In addition to the foregoing, MSCI agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of the other MSCI Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by Morgan Stanley to comply fully with its obligations under this Agreement.

Section 5.03. Indemnification of Morgan Stanley by MSCI. MSCI agrees to indemnify and hold harmless each Morgan Stanley Indemnified Person from and against any damages, and to reimburse each Morgan Stanley Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding, or investigation (collectively, “Actions”), whether or not in connection with pending or threatened litigation and whether or not any Morgan Stanley Indemnified Person is a party, arising out of, in connection with or related to Services rendered or to be rendered by or on behalf of any Morgan Stanley Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Morgan Stanley Indemnified Person in connection with any such Services or transactions; provided that MSCI shall not be responsible for any damages or expenses of any Morgan Stanley Indemnified Person to the extent such damages or expenses have been finally determined by a court of competent jurisdiction to have resulted from such Morgan Stanley Indemnified Person’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions (it being understood and agreed that the provision by any Morgan Stanley Entity of any of the Services without obtaining the consent of any party to any contract or agreement to which any Morgan Stanley Entity is a party as of the date hereof shall not constitute gross negligence or willful misconduct by any Morgan Stanley Entity; provided that the relevant Morgan Stanley Entity has used commercially reasonable efforts to obtain the relevant consent).

Section 5.04. Indemnification of MSCI by Morgan Stanley. Morgan Stanley agrees to indemnify and hold harmless each member of the MSCI Group and their respective directors, officers, agents, and employees (each, a “MSCI Indemnified Person”) from and against any damages, and shall reimburse each MSCI Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, whether or not in connection with pending or threatened litigation and whether or not any MSCI Indemnified Person is a party, to the extent such damages have been finally determined by a court of competent jurisdiction to have arisen out of, in connection with or related to the gross negligence or willful misconduct of any Morgan Stanley Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 5.05. Taxes. If a party is required to make any payment under Sections 5.03 or 5.04, it shall upon demand pay to the Person receiving such payment an amount equal to any loss, liability or cost which the receiving Person determines will or has been (directly or indirectly) suffered or incurred on account of Tax by the receiving Person in respect of such payment, net of any Tax benefit actually realized (as reasonably determined by such receiving Person in its sole discretion) in respect of the damages giving rise to such payment.

Section 5.06. Indemnification as Exclusive Remedy. Except for the termination rights provided under Sections 6.02(b) and 6.02(c), the indemnification provisions of this Article 5 shall be the exclusive remedy for breach of the Agreement. For the avoidance of doubt, the indemnification provisions of this Article 5, and the limitations on liability set forth herein, shall apply to all Actions between the parties as well as Actions asserted by any third party (a “Third Party Action”).

Section 5.07. Conduct of Proceedings. (a) The party seeking indemnification under Sections 5.03 or 5.04 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Action in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Action and, subject to the limitations set forth in this Section 5.07, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 5.07(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not control and appoint lead counsel for such defense, the Indemnified Party shall have the right to defend or contest such Third Party Action through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.07. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Action as either of them may reasonably request (which request may be general or specific).

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Action in accordance with the provisions of this Section 5.07, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Action, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Action or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Action and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Action and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any amounts payable under Section 5.03 or Section 5.04.

(f) If any Third Party Action shall be brought against a member of each Group, then the party as to which the Action primarily relates shall be deemed to be the Indemnifying Party for the purposes of this Article 5 and be entitled to control and appoint lead counsel for the defense of such Action.

ARTICLE 6

TERM AND TERMINATION

Section 6.01. Term. Except as otherwise provided in this Article 6, in Section 8.04, or in any Schedule or as otherwise agreed in writing by the parties, the term of this Agreement with respect to each Service shall commence as of the IPO Date and continue until no more Services are provided hereunder; provided that the provisions of Articles 5, 6, 7 and 8 shall survive any such termination indefinitely.

Section 6.02. Termination. (a) Except as otherwise provided in any Schedule hereto, MSCI may from time to time terminate this Agreement with respect to one or more of the Services it receives, in whole or in part, upon giving at least 30 days’ prior written notice to Morgan Stanley.

(b) Morgan Stanley may terminate any Service or any part thereof it provides at any time if (i) a related Service or a third party service pursuant to which Morgan Stanley provides such Service to MSCI has been terminated or (ii) MSCI shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Morgan Stanley has notified MSCI in writing of such failure and such failure shall have continued for a period of 30 days after receipt by MSCI of written notice of such failure. For the avoidance of doubt, the failure by MSCI to pay the full amount of any invoice when due shall be considered a breach of MSCI’s material obligation under this Agreement. With respect to clause (i) of this Section 6.02(b), if Morgan Stanley receives written notice from any third party service provider that such Person intends to terminate such service, Morgan Stanley and MSCI shall use commercially reasonable efforts to secure the continued provision of that service from such third party or an alternative service provider; provided that any costs incurred in doing so, to the extent attributable to the Services, shall be borne by MSCI.

(c) MSCI may terminate any Service it receives as provided in the applicable Schedule or at any time if Morgan Stanley shall have failed to perform any of its material obligations under this Agreement relating to any such Service, MSCI has notified Morgan Stanley in writing of such failure, and such failure shall have continued for a period of 30 days after receipt by Morgan Stanley of written notice of such failure.

(d) At any time following announcement of a transaction involving a Change of Control of MSCI, Morgan Stanley may elect, by delivery of notice in writing to MSCI, to terminate any or all Services hereunder, such termination to take effect on the date or dates specified by Morgan Stanley in such notice; provided that without the written consent of MSCI, no such termination of Service shall occur prior to the closing of such Change of Control transaction.

(e) Upon completion of the sale or other disposition of any portion of the MSCI Group’s business, assets or properties, Morgan Stanley’s obligation to provide any Service in respect of the business, assets or properties so disposed shall terminate automatically and without any notice or other action by Morgan Stanley, and the aggregate level or volume of such Service required to be provided to the MSCI Group and (if applicable) the Service Costs payable by MSCI in respect thereof shall be reduced appropriately.

(f) Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

Section 6.03. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 6.02, Morgan Stanley shall have no further obligation to provide the terminated Service and MSCI shall have no obligation to pay any fees relating to such Services; provided that notwithstanding such termination, (i) MSCI shall remain liable to Morgan Stanley for fees owed and payable in respect of Services provided prior to the effective date of the termination, and (ii) Morgan Stanley shall continue to charge MSCI for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and MSCI shall be obligated to pay such expenses in accordance with the terms of this Agreement.

(b) Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued or shall thereafter accrue to either party.

(c) Following notice of termination of any Service, Morgan Stanley and MSCI agree to cooperate in providing for an orderly transition of such Service to MSCI or a successor service provider. Morgan Stanley agrees to (i) provide promptly, and in any event no later than 60 days following termination of such Service, copies in a usable format then in existence designated by Morgan Stanley of all records relating directly or indirectly to benefit determinations of MSCI employees, including but not limited to compensation and service records (to the extent relevant to such Service), correspondence, plan interpretative policies, plan procedures, administrative guidelines, minutes, or any data or records required to be maintained by law and (ii) cooperate reasonably with MSCI in developing a transition schedule. MSCI shall promptly reimburse Morgan Stanley, upon request, for any and all reasonable costs and expenses incurred by Morgan Stanley or any of its Subsidiaries arising out of or in connection with the performance of its obligations under this Section 6.03(c). For the avoidance of doubt, this Section 6.03(c) is subject to the provisions of Section 2.03.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.01. Confidential Information. The parties hereby covenant and agree to maintain confidential all Confidential Information relating to the other party or any of such other party’s Subsidiaries. Without limiting the generality of the foregoing, each party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Subsidiaries as it would with respect to proprietary information, materials and processes relating to itself or any of its Subsidiaries. “Confidential Information” shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) relating to, arising out of or in connection with the Services rendered or to be rendered hereunder and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information which becomes generally available to the public other than by release in violation of the provisions of this Section 7.01, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided that the party in question reasonably believes that such source is not or was not bound to hold such information confidential, and (iii) information acquired or developed independently by a party without violating this Section 7.01 or any other confidentiality agreement with the other party. Except with the prior written consent of the other party, each party will use the other party’s Confidential Information only in connection with the performance of its obligations hereunder and each party shall use commercially reasonable efforts to restrict access to the other party’s Confidential Information to those employees of such party requiring access for the purpose of providing Services hereunder. Notwithstanding any provision of this Section 7.01 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a Governmental Authority; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 7.01.

Section 7.02. Ownership of Assets. (a) Morgan Stanley Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the Morgan Stanley Entities and their suppliers. From and after the creation of any and all such Morgan Stanley Systems or enhancements thereof or improvements thereto by MSCI or by any contractor, Affiliate or other third party on MSCI’s behalf, in each case, pursuant to this Agreement, MSCI agrees to assign and hereby assigns to Morgan Stanley or the applicable Morgan Stanley Entity, any and all right, title and interest that MSCI or such contractor, Affiliate or third party may have in such Morgan Stanley Systems or enhancements thereof or improvements thereto.

(b) MSCI Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the MSCI Entities and their suppliers. From and after the creation of any and all such MSCI Systems or enhancements thereof or improvements thereto by Morgan Stanley or by any contractor, Affiliate or third party on Morgan Stanley’s behalf, in each case, pursuant to this Agreement, Morgan Stanley agrees to assign and hereby assigns to MSCI or the applicable MSCI Entity, any and all right, title and interest that Morgan Stanley or such contractor, Affiliate or third party may have in such MSCI Systems or enhancements thereof or improvements thereto.

(c) From the date hereof until the termination of this Agreement, each party grants to the other and its suppliers a non-exclusive, royalty-free right and license to use the Morgan Stanley Systems or the MSCI Systems, as applicable, solely to provide the Services contemplated hereunder. Notwithstanding anything to the contrary hereunder, each party agrees to cooperate with the other (and shall cause its suppliers to so cooperate) to cause the orderly return of the other party’s Systems and property upon the termination of this Agreement or upon written request, whichever is earlier.

(d) With respect to any Systems that a Morgan Stanley Entity or a MSCI Entity, as applicable, is required to maintain or enhance hereunder, as between Morgan Stanley and MSCI, all right, title and interest in and to such enhancements and any related documentation, whether created by the party that provides the Service or any contractor, Affiliate or supplier on such party’s behalf, shall be owned exclusively by and vested exclusively in the party by whom the applicable System is owned, licensed or provided.

(e) As between any Morgan Stanley Entity, on the one hand, and any MSCI Entity, on the other hand, all right, title and interest in and to all data processed hereunder shall be owned exclusively by the Morgan Stanley Entity or MSCI Entity that originally supplied it to the other. Morgan Stanley and MSCI hereby assign to the other, and shall cause any of its or their contractors, Affiliates or suppliers to assign to the other, as applicable, all right, title and interest that Morgan Stanley or MSCI, as applicable, may have in the other’s data.

(f) Each party shall have written agreements with its employees consistent with past practices, and shall cause any contractor, Affiliate or third party performing Services on its behalf pursuant to this Agreement to also have written agreements with its employees that are consistent with its obligations hereunder, including the obligations to disclose and assign all right, title and interest in intellectual property rights as contemplated in Sections 7.01 and 7.02. Each party agrees not to voluntarily terminate or to amend or modify such agreements with respect to the provisions described above without providing at least 30 days prior written notice thereof and further agrees that any such amendments or modifications to such agreements shall be prospective only.

Section 7.03. Security. (a) Other than in connection with the performance of the Services, each member of the MSCI Group and its employees, authorized agents and subcontractors shall only use or access Services and/or any Morgan Stanley Systems, premises or data if such Person is authorized by Morgan Stanley to use or access. In no event shall any member of the MSCI Group and its employees, authorized agents and subcontractors access any Services and/or any of Morgan Stanley Systems, premises or data without Morgan Stanley’s prior written consent. Each member of the MSCI Group and its employees, authorized agents and subcontractors shall comply with Morgan Stanley’s policies and procedures in relation to the use and access of the Services and Morgan Stanley Systems.

(b) Each member of the Morgan Stanley Group and its employees, authorized agents and subcontractors shall only use or access Services and/or any

MSCI Systems, premises or data if such Person is authorized by MSCI to use or access. In no event shall any member of the Morgan Stanley Group and its employees, authorized agents and subcontractors access any Services and/or any of MSCI Systems, premises or data without MSCI’s prior written consent. Each member of the Morgan Stanley Group and its employees, authorized agents and subcontractors shall comply with MSCI’s policies and procedures in relation to the use and access of the Services and MSCI Systems.

Section 7.04. Access To Information. (a) In connection with the provision of Services hereunder, to the extent either party has access to or acquires Personal Information such party will, and will cause the relevant member of its Group to, comply with the Data Protection Laws and any other laws concerning Personal Information. Without limiting the generality of the foregoing, both parties agree to comply with the covenant set forth in Exhibit A. For a period of six years after the Trigger Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access; provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(b) Without limiting the generality of the foregoing, until the end of the first full MSCI fiscal year occurring after the Trigger Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Trigger Date occurs), each party shall use reasonable efforts, to cooperate with the other party’s information requests to enable the other party to meet its timetable for dissemination of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

(c) For the avoidance of doubt, if requested by MSCI, Morgan Stanley will permit MSCI such access to Morgan Stanley’s books, records, accountants, accountants’ work papers, personnel and facilities with respect to the Services as is reasonably necessary to enable the management of MSCI to demonstrate compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder. In connection with the foregoing, if at any time MSCI shall identify any material deficiencies in the processes utilized by Morgan Stanley in the provision of Services hereunder, Morgan Stanley and MSCI will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls.

Section 7.05. Labor Matters. All labor matters relating to employees of any Morgan Stanley Entity (including, without limitation, employees involved in the provision of Services to any MSCI Entity) shall be within the exclusive control of Morgan Stanley, and MSCI shall not take any action affecting such matters. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party to the other, whether pursuant to the European Union Acquired Rights Directive, UK Transfer Regulations or otherwise. All employees and representatives of a party and any of its Affiliates will be deemed for the purpose of engaging in any Service to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors). In providing the Services, such employees and representatives will be under the direction, control and supervision of Morgan Stanley or its Affiliates (or their subcontractors) and not of MSCI.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among any Morgan Stanley Entity and any MSCI Entity, on the other hand, the provisions of this Agreement shall govern.

Section 8.02. No Agency; Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. The parties hereto acknowledge and agree that Morgan Stanley is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status. Morgan Stanley shall have the authority to select the means, methods and manner by which any Service is performed.

Section 8.03. Subcontractors. (a) Morgan Stanley may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that:

(i) subject to Section 5.02, Morgan Stanley shall in all cases remain primarily responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Morgan Stanley; and

(ii) (A) Morgan Stanley shall have hired or engaged such subcontractor or subcontractors on an occasion prior to the date of this Agreement;

(B) Morgan Stanley shall have received the prior written consent of MSCI; or

(C) Such subcontractor or subcontractors shall be providing concurrently similar services to Morgan Stanley.

(b) If MSCI terminates any Service prior to its scheduled expiration and as a result of such termination any Morgan Stanley Indemnified Person suffers or incurs any liability or damages arising out of or in connection with any third party contract pursuant to which MSCI had received the relevant Service, such Morgan Stanley Indemnified Person shall be entitled to indemnification in accordance with Section 5.03.

Section 8.04. Force Majeure. (a) For purposes of this Section 8.04, “force majeure” means an event beyond the reasonable control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b) Without limiting the generality of Section 5.02(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder; provided further that nothing in this Section 8.04 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party. The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

Section 8.05. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto, their Affiliates and their respective successors and permitted assigns any rights or remedies hereunder.

Section 8.06. Information. Subject to Applicable Law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 8.07. Notices. Unless otherwise agreed to by the parties or the Operating Committee, any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail, to the following addresses:

(a)	If to Morgan Stanley to:

Morgan Stanley

1585 Broadway

New York, NY 10036

Attn: Martin M. Cohen, Director of Company Law

Facsimile: (212) 507-3334

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attn: John A. Bick

Facsimile: (212) 450-3500

(b)	If to MSCI Inc. to:

MSCI Inc.

88 Pine Street

New York, NY 10005

Attn: Frederick W. Bogdan, General Counsel

Facsimile: (212) 804-2906

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties. All such notices, requests and other communications shall be deemed given, (i) when delivered in person or by courier or a courier services, (ii) if sent by facsimile transmission (receipt confirmed) or electronic mail transmission on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent at or after 5 p.m. at the place of receipt, on the following Business Day) or (iii) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 8.08. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

Section 8.09. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.07 shall be deemed effective service of process on such party. MSCI is registered to do business in the State of New York as NY MSCI Inc.

Section 8.10. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11. Severability. If any provision of this Agreement or any part thereof shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

Section 8.12. Amendments and Waivers. (a) Any provision of this Agreement (including the Schedules hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

Section 8.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MORGAN STANLEY

By:
Name:
Title:

MSCI INC.

By:
Name:
Title:

Exhibit A

Compliance with Data Protection Laws

(a) Each party agrees that it will, and will cause the relevant member of its Group to:

(i) process, use, maintain and disclose Personal Information only as necessary for the specific purpose for which the information was disclosed to it and only in accordance with the Agreement;

(ii) not disclose any Personal Information to any third party (including to the subject of such information) who does not have a need to know such Personal Information;

(iii) implement and maintain an appropriate security program, the terms of which shall meet or exceed the requirements for financial institutions under Data Protection Laws to (a) ensure the security and confidentiality of all information provided to it by any member of the other Group, including Personal Information (collectively, the “information”), (b) protect against any threats or hazards to the security or integrity of information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing, and (c) prevent unauthorized access to, use or disclosure of the information;

(iv) immediately notify the other party in writing if it becomes aware of (a) any disclosure or use of any information by such entity in breach of this Exhibit A, (b) any disclosure of any information to such entity where the purpose of such disclosure is not known, (c) any request for disclosure or inquiry regarding the information from a third party, and (d) any change in Applicable Law that is likely to have a substantial adverse effect on its ability to comply with this Exhibit A;

(v) cooperate with each other and the relevant supervisory authority in the event of litigation or a regulatory inquiry concerning the information and abide by the advice of the other party and the relevant supervisory authority with regard to the processing of such information;

(vi) enter into further agreements as requested by the other party to comply with law from time to time;

(vii) at the other party’s direction at any time, and in any event upon any termination or expiration of the Agreement, immediately return to the relevant member of such party’s Group any or all information or destroy all records of such information;

(viii) cause its subcontractors to act in accordance with this Exhibit A; and

(ix) upon the termination of any Service, return to the relevant member of the other party’s Group any or all applicable information which is not necessary for the performance of another Service under the Agreement or destroy all records of such information.

(b) Each party warrants, represents and undertakes for itself and for and on behalf of the other members of its Group that to the extent that it allows access to, discloses, or transfers Personal Information to the other party that:

(i) the other party (including the other members of its Group and their employees, approved agents and subcontractors) shall have the right for the term of the relevant Service to use the Personal Information for the purposes of performing its rights and obligations under this Agreement;

(ii) the Personal Information which its supplies or discloses to the other party pursuant to this Agreement has been obtained fairly and lawfully and will be up to date, complete and accurate in all material respects;

(iii) it shall take all reasonable steps to ensure that the Personal Information can be lawfully used by the other party (including the other members of its Group and their employees, approved agents and subcontractors) for the purposes envisaged by this Agreement;

(iv) it has complied and will comply with all Applicable Law and regulations relating to Personal Information, including, but not limited to, the Data Protection Laws and with all relevant guidelines and guidance notes issued from time to time by the appropriate regulatory authorities; and

(v) it will indemnify and keep indemnified against all claims, proceedings, liabilities, damages, costs, expenses (including legal expenses on an indemnity basis), compensation, court or tribunal awards (including sums paid in settlement of any such claims) suffered or incurred by the other party (including the other members of its Group and their employees, approved agents and subcontractors) arising out of the use of the Personal Information during the course of this Agreement due to the breach of any warranty contained in this clause (b).

(c) Each party represents and warrants to the other party that it has no reason to believe that any Applicable Law will prevent it or the relevant member of its Group from fulfilling the obligations under this Exhibit A.

2

(d) To the extent that the Personal Information is subject to the Data Protection Laws, data subjects may enforce the provisions of this Exhibit A as a third party beneficiary against the relevant party with respect to their Personal Information but only in cases where the relevant Group member has factually disappeared or has ceased to exist in law. Neither party objects to the data subjects being represented by an association or other body if they so wish and if permitted by national law.

(e) Each party may review the other party’s policies and procedures used to maintain the security and confidentiality of information, including auditing the relevant Group member concerning such policies and procedures. The provisions of this Exhibit A supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement. Any exclusion from the definition of Confidential Information contained in the Agreement shall not apply to Personal Information.

3